JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT (the “Amendment”) made as of this 1st day of July, 2017, to the Advisory Agreement dated July 1, 2009, (the “Agreement”) between John Hancock Tax-Advantaged Global Shareholder Yield Fund, a Massachusetts business trust (the “Trust”) and John Hancock Advisers, LLC, a Delaware limited liability company (“JHA” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGES IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Adviser is amended to restate the advisory fee for John Hancock Tax-Advantaged Global Shareholder Yield Fund.

2.	EFFECTIVE DATE

The Amendment shall become effective as of the date first mentioned above, following approval of the Amendment by the Board of Trustees of John Hancock Tax-Advantaged Global Shareholder Yield Fund.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President and
Chief Investment Officer

APPENDIX A

ADVISORY FEE

The Adviser shall be entitled to receive from the Fund compensation in an amount equal to 0.95% annually of the average daily gross assets of the Fund.

For these purposes, “gross assets” of the Fund means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility/commercial paper program or other forms of borrowings or the issuance debt securities), (ii) the issuance of preferred shares or other similar preference securities, and/or (iii) any other means.

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